Securities and Exchange Commission
                              Washington D.C. 20549

                                    Form 8-K
                                 Current Report
                       Pursuant to section 13 or 15 (d) of
                       The Securities Exchange Act of 1934

Date of Report ( Date of earliest event report) July 19, 1999

                             Ovvio Better Life, Inc.
              (Exact name of registrant as specified in its charter)

                               Imatel Holdings, Inc.

                                     (Former name)

                                       Washington
                     (State or other jurisdiction of incorporation)

         0-22934                                               91-1268870
(Commission file number)                    (IR Employer Identification no.)

83-888 Ave. 51 (Box 1130) Thermal, CA                             92274
(Address of principal executive offices)                      (Zip code)

Registrant's telephone  number,  including area code:    (760) 398-9700

Item 1.


Ovvio Better Life, Inc. has finalized a license agreement with Ovvio Holding B.V., a Dutch company which allows Ovvio Better Life the exclusive right to market Ovvio products on the internet. The same agreement grants Ovvio
Better Life the right to use the Ovvio name and the right to market Ovvio products in its new store to be located in Stezzano Italy. The license is for the period up to Dec 31, 2005 and Ovvio has options to extend the term for up to 12 years. Ovvio will pay an annual fee of $ 10,000 Eur for the license plus a royalty of 2.5% on Ovvio sales in the Stezzano store.

Ovvio's concept, which is carried out in all its stores, is that the company carries a full line of high quality Italian designed home accessories, furniture, appliances, and decorator items.

The main activity of the US office will be to market Ovvio products throughout the world over the internet. The internet logistics of inventory, shipping, and customer service will managed by Lorenza Semeraro, who is a Ovvio Better Life director working in Erbusco, Italy. Ovvio Better Life is budgeting $1.5 million over the next 18 months to establish itself as an internet company.

In anticipation of signing a lease agreement on a new store and operating a retail store, Ovvio incorporated an Italian subsidiary named Ovvio Vivere Meglio S.p.A for this purpose. The store lease was executed on July 21, 1999. The lease covers a 120,000 square foot retail store in a new shopping mall located in Stezzano Italy. Along with the store, Ovvio's Italian subsidiary received one of the few licenses allowing the retail store to remain open on Sundays. The leasehold improvements, inventory selection, employee staffing and oversight of the retail store will managed by Giavanni Semeraro, who is an Ovvio Better life director located in Erbusco, Italy. Ovvio Better Life is budgeting $6 million to establish the retail store.

Ovvio Better life has received a subscription from Semeraro Group, to purchase 840,000 shares of Ovvio Better Life common stock at $3.00 per share, accompanied by a bank guarantee.. These shares will be purchased over a period of 8 months, which coincides with Ovvio Better Life's capital needs for opening the Stezzano store together with the already raised $600,000 plus. After reserving $1.5 million for establishing the company as an internet company and developing its ecommerce, it is anticipated Ovvio Better Life will need to borrow about $2 million for its retail store.

Ovvio Better Life expects to generate immediate positive cash flow and profits for its retail store. It is expected that these profits will exceed the early expected operating losses incurred by the companies internet marketing efforts. By combining the establishment of a physical retail store concurrently with selling and shipping Italian designed furniture to customers throughout the world over the internet, the company expects to avoid the huge early losses sustained by most internet companies.

Luigi Zavaglio resigned as a Ovvio Better Life director prior to the company executing the license agreement with Ovvio Holding B.V., a Dutch company and Ovvio Vivere Meglio S.p.A. executing the real estate lease, to avoid a conflict of interest. Luigi Zavaglio was not involved in any of the negotiations leading up to these agreements. Luigi Zavaglio was appointed Chief
Financial Officer of Ovvio Vivere Meglio S.p.A.   Randall A. Baker, who has
served as the company's corporate secretary for the past two years, was appointed to the board of directors. Mr. Baker participated in the contract negotiations and supported the transaction, along with all of the other directors.













                                                         Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Date: July 19, 1999
                                                     Ovvio Better Life, Inc.
                                                     By:/s/ Dempsey K. Mork
                                                     Dempsey K. Mork
                                                     Chief Financial Officer